Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Ruanyun Edai Technology Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, par value $0.0002 per share	(1)	Other	20,000,000	$0.9745	$19,490,000	0.00013810	$2,691.57

Total Offering Amounts:							$19,490,000		2,691.57
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$2,691.57

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(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the ordinary shares being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the ordinary shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, on the basis of the average of the high and low prices for an ordinary share of the Registrant as reported on The Nasdaq Capital Market on May 22, 2026, which date is a date within five business days prior to the filing of this registration statement.

The Registrant will not receive any proceeds from the sale of its ordinary shares by the selling shareholder.

All of the ordinary shares are to be offered for resale by the selling shareholder named in the prospectus contained in this Registration Statement on Form F-1.